Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2016 Fourth-Quarter And Full-Year Financial Results

Cambridge, Mass., February 8, 2017…Forrester Research, Inc. (Nasdaq: FORR) today announced its 2016 fourth-quarter and full-year financial results.

Fourth-Quarter Financial Performance

Total revenues were $83.4 million for the fourth quarter of 2016, compared with $81.0 million for the fourth quarter of 2015. Research revenues increased 1%, and advisory services and events revenues increased 7%, compared with the fourth quarter of 2015.

On a GAAP basis, net income was $5.8 million, or $0.31 per diluted share, for the fourth quarter of 2016, compared with net income of $2.0 million, or $0.11 per diluted share, for the same period in 2015.

On a pro forma basis, net income was $7.1 million, or $0.38 per diluted share, for the fourth quarter of 2016, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $2.2 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment gains of $0.3 million. This compares with pro forma net income of $4.3 million, or $0.24 per diluted share, for the same period in 2015, which reflects a pro forma tax rate of 38%. Pro forma net income for the fourth quarter of 2015 excludes stock-based compensation of $2.5 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment losses of $0.3 million.

“Forrester attained revenue guidance for 2016 while exceeding its operating income and EPS guidance for the fourth quarter and full year,” said George F. Colony, Forrester’s chairman and chief executive officer. “In 2017, the company will complete the rollout of its new selling model and accelerate the digitization of its product lines. These efforts will enable the company to reach double-digit growth in 2018 and beyond.”

Year Ended December 31, 2016, Financial Performance

Total revenues were $326.1 million, compared with $313.7 million for the same period in 2015. Research revenues increased 2%, and advisory services and events revenues increased 7%, compared with 2015.

On a GAAP basis, net income was $17.7 million, or $0.97 per diluted share, for 2016, compared with net income of $12.0 million, or $0.66 per diluted share, for 2015.

On a pro forma basis, net income was $24.8 million, or $1.36 per diluted share, for 2016, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $8.0 million, amortization of acquisition-related intangible assets of $0.8 million, reorganization costs of $1.0 million, and net investment losses of $0.8 million. This compares with pro forma net income of $20.5 million, or $1.13 per diluted share, for 2015, which reflects a pro forma tax rate of 38%. Pro forma net income for 2015 excludes stock-based compensation of $8.3 million, amortization of acquisition-related intangible assets of $0.9 million, and reorganization costs of $4.4 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

2017 Guidance

Forrester is providing first-quarter 2017 financial guidance as follows:

First-Quarter 2017 (GAAP):

•	Total revenues of approximately $74.5 million to $77.5 million.
•	Operating margin of approximately 2.0% to 4.0%.
•	Other income, net of zero.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.05 to $0.09.

First-Quarter 2017 (Pro Forma):

Pro forma financial guidance for the first quarter of 2017 excludes stock-based compensation expense of $2.0 million to $2.2 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 5.0% to 7.0%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $0.12 to $0.16.

Our full-year 2017 guidance is as follows:

Full-Year 2017 (GAAP):

•	Total revenues of approximately $324.0 million to $332.0 million.
•	Operating margin of approximately 7.8% to 8.8%.
•	Other income, net of zero.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.84 to $0.91.

Full-Year 2017 (Pro Forma):

Pro forma financial guidance for full-year 2017 excludes stock-based compensation expense of $7.8 million to $8.3 million, amortization of acquisition-related intangible assets of approximately $0.8 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.5% to 11.5%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $1.13 to $1.20.

Quarterly Dividend

Forrester is announcing today that its board of directors has authorized a 6% increase to its regular quarterly dividend from $0.18 per share to $0.19 per share. The next dividend of $0.19 per share is payable March 15, 2017, to shareholders of record on March 1, 2017.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2017, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+1 617-613-6070

press@forrester.com

© 2017, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Research services	$54,218	$53,601	$215,216	$210,268
Advisory services and events	29,228	27,374	110,879	103,458

Total revenues	83,446	80,975	326,095	313,726

Operating expenses:
Cost of services and fulfillment	32,746	33,718	128,175	126,261
Selling and marketing	29,408	30,509	116,898	116,081
General and administrative	10,220	10,477	40,579	39,041
Depreciation	1,830	1,941	7,812	8,192
Amortization of intangible assets	204	222	831	891
Reorganization costs	—	—	1,026	4,433

Total operating expenses	74,408	76,867	295,321	294,899

Income from operations	9,038	4,108	30,774	18,827
Other income, net	366	169	740	511
Gains (losses) on investments, net	334	(254)	(805)	(18)

Income before income taxes	9,738	4,023	30,709	19,320

Income tax provision	3,948	2,003	13,058	7,324

Net income	$5,790	$2,020	$17,651	$11,996

Diluted income per common share	$0.31	$0.11	$0.97	$0.66

Diluted weighted average shares outstanding	18,572	17,879	18,269	18,143

Basic income per common share	$0.32	$0.11	$0.98	$0.67

Basic weighted average shares outstanding	18,248	17,750	17,984	17,927

Pro forma data (1):
Income from operations	$9,038	$4,108	$30,774	$18,827
Amortization of intangible assets	204	222	831	891
Reorganization costs	—	—	1,026	4,433
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,290	1,355	4,431	4,573
Selling and marketing	359	398	1,054	1,152
General and administrative	596	709	2,491	2,622

Pro forma income from operations	11,487	6,792	40,607	32,498

Other income, net	366	169	740	511

Pro forma income before income taxes	11,853	6,961	41,347	33,009

Pro forma income tax provision	4,741	2,645	16,539	12,543

Pro forma net income	$7,112	$4,316	$24,808	$20,466

Pro forma diluted income per share	$0.38	$0.24	$1.36	$1.13

Pro forma diluted weighted average shares outstanding	18,572	17,879	18,269	18,143

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31, 2016	December 31, 2015
Balance sheet data:
Cash, cash equivalents and marketable investments	$138,105	$101,106
Accounts receivable, net	$58,812	$67,355
Deferred revenue	$134,265	$140,676

	Year Ended December 31,
	2016	2015
Cash flow data:
Net cash provided by operating activities	$41,858	$32,466
Purchases of property and equipment	$(4,140)	$(3,931)
Repurchases of common stock	$(1,791)	$(20,931)
Dividends paid	$(12,987)	$(12,179)

	As of December 31,
	2016	2015
Metrics:
Agreement value	$238,400	$237,000
Client retention	75%	77%
Dollar retention	87%	89%
Enrichment	93%	98%
Number of clients	2,432	2,471

	As of December 31,
	2016	2015
Headcount:
Total headcount	1,378	1,345
Research and consulting staff	520	499
Sales staff	523	524